Exhibit 99.1

Azure Midstream Partners Announce Resignation of W. Keith Maxwell from Azure Midstream GP, LLC Board of Directors

DALLAS, Feb. 22, 2016 — Azure Midstream Partners, LP (NYSE: AZUR) (“Azure”), a leading midstream natural gas gathering and processing company based in Dallas, Texas, today announced that W. Keith Maxwell III tendered his resignation from the board of Azure Midstream GP, LLC, the General Partner of Azure Midstream Partners, LP.

Maxwell joined the Azure board in February 2015 concurrent with the transaction that combined Azure Midstream with Marlin Midstream during which, Maxwell retained his ownership stake in the Partnership through NuDevco, an ownership position which he still holds. Maxwell’s resignation is effective February 19, 2016.

“Keith is a highly-skilled and entrepreneurial energy professional whose knowledge and experience will be missed by the Azure board,” said Tom Whitener, Azure board chairman. “We wish him all the best in his future endeavors.”

Azure will report financial results for fourth quarter 2015, before the U.S. markets open for trading on Thursday, March 10, 2016. Following the announcement, management will host a conference call for investors and analysts at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss the operating and financial results. Investors may participate either by phone or live audio webcast.

By Phone:

Dial 1-877-815-2357 in the United States or 1-330-968-0354 for international callers. The conference ID is 36349369. Participants are advised to dial in to the call at least 10 minutes prior to the call time. A replay will be available for 7 days by dialing 1-855-859-2056 or 1-404-537-3406 and using the conference ID 36349369.

By Webcast:

Connect to the webcast via the “Events & Presentations” page of Azure’s Investor Relations website http://investor.azuremidstreampartners.com/phoenix.zhtml?c=253822&p=irol-calendar. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

About Azure Midstream Partners, LP

Azure Midstream Partners, LP, headquartered in Dallas, Texas, is a fee-based, growth oriented limited partnership formed to develop, operate, and acquire midstream energy assets. The Partnership provides natural gas gathering, transportation, and processing services; as well as NGL transportation and crude oil logistics services. The Partnership’s assets include 1,002 miles of gathering lines in the Shelby Trough sub-play of the Haynesville Shale and the horizontal Cotton Valley play located in east Texas and north Louisiana that are capable of gathering 1.9 Bcf/d. The Partnership also has four natural gas processing facilities with 305 MMcf/d of cumulative processing capacity located in the Panola, San Augustine and Tyler Counties of Texas, two NGL transportation pipelines that connect its Panola County and Tyler County processing facilities to third party NGL pipelines capable of transporting 21,000 barrels per day, and three crude oil transloading facilities containing six crude oil transloaders with a combined capacity of 31,200 Bbls/d. www.azuremidstreampartners.com

Steven C. Sullivan 518-587-5995